UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 31, 2012

(Date of earliest event reported)

MICROS SYSTEMS, INC
(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 31, 2012, MICROS Systems, Inc. (the “Company”), Torex Retail Holdings Limited (“Torex”), the stockholders and optionholders of Torex, and MF UK FC Limited (“Buyer”), a wholly-owned subsidiary of the Company, closed the transaction under which the Buyer acquired all of the outstanding shares of capital stock of Torex pursuant to the Stock Purchase Agreement entered into by the parties on April 26, 2012 (the “Stock Purchase Agreement”), previously described in the Company’s Current Report on Form 8-K dated April 26, 2012. The closing of the transaction was subject to receipt of required regulatory approvals by the Bundeskartellamt (Federal Cartel Office) in Germany and the Konkurransetilsynet (Norwegian Competition Authority) in Norway, which have been obtained.

Under the Stock Purchase Agreement, Buyer acquired all of the outstanding shares of capital stock of Torex for a purchase price of approximately £119.9 million (approximately $184.7 million calculated at the May 31, 2012 exchange rate as published in the Wall Street Journal on June 1, 2012). The Company through one of its subsidiaries also purchased certain assets of Torex located in the U.S. for a purchase price of £2.5 million (approximately $3.9 million). These amounts exclude cash acquired of approximately £5.8 million (approximately $8.9 million). The Company also assumed debt valued at £45.2 million (approximately $69.6 million). Of the purchase price, £19.4 million (approximately $29.9 million) was paid into escrow upon closing to secure post-closing indemnification obligations of the Torex stockholders. Amounts held in escrow will be released incrementally so that after the first and second anniversaries of the closing date, £9.0 million (plus the balance of the initial retention amount of £2.8 million) and £1.4 million, respectively (plus, in each case, amounts subject to pending indemnification claims, if any), will remain in escrow. Any remaining amounts other than amounts subject to pending indemnification claims, if any, will be released on the seventh anniversary of the signing of the Stock Purchase Agreement. The purchase price is subject to increase or decrease, as the case may be, to the extent that the “Working Capital” (as defined in the Stock Purchase Agreement) of Torex is more or less than the agreed working capital target (as determined in accordance with the Stock Purchase Agreement). Certain of the Torex stockholders are prohibited for a period of 24 months following the consummation of the transaction from soliciting or hiring Torex employees retained by Buyer and from engaging in specified competitive activities. The Company agreed to guarantee the performance by Buyer of its obligations under the Stock Purchase Agreement. The Stock Purchase Agreement also includes various other provisions customary for transactions such as the transaction contemplated by the Stock Purchase Agreement.

The foregoing includes a summary of the material provisions of the Stock Purchase Agreement. This summary is not complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

The following exhibit is being furnished as part of this report:

Exhibit No.	Description
2.1	Stock Purchase Agreement, entered into on April 26, 2012, by and among MF UK FC Limited, MICROS Systems, Inc. as guarantor of MF UK FC Limited; Torex Retail Holdings Limited, and all of the stockholders and option-holders of Torex Retail Holdings Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2012

MICROS Systems, Inc.
(Registrant)

By:	/s/ Cynthia A. Russo
Cynthia A. Russo
Executive Vice-President, Chief Financial Officer